Exhibit 99.2

NEWS RELEASE
Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Positive Results of Phase IIb Trial of NicVAX

High Antibody Responders Meet Primary Endpoint and Show Statistical Significance

Company to Host Conference Call Today at 4:30 p.m. EDT

Boca Raton, Florida, May 2, 2007 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced that a statistically significant number of patients with a high anti-nicotine antibody response met the primary endpoint of eight weeks of continuous abstinence between weeks 19-26 in its ongoing Phase IIb proof-of-concept study for NicVAX® (Nicotine Conjugate Vaccine), the company’s innovative and proprietary investigational vaccine being developed to treat nicotine addiction and prevent smoking relapse.

Data from the drug-treated population was divided into those who quit and those who continued to smoke and then analyzed for antibody levels throughout the trial. In an analysis of completers, patients who showed continuous abstinence between weeks 19-26 had significantly higher antibody levels than those who did not quit (p=0.03 and p=0.02 at the beginning and end of the eight-week assessment period, respectively). In an analysis of the intent to treat population, patients who quit smoking had a median total antibody level that was significantly greater than patients who continued smoking (p=0.002).

To further examine the relationship between antibody and quit rate, the top 30% of antibody responders (61 of the total 201 patients receiving the drug) were examined in detail. A statistically significant number of these patients, (24.6%; p=0.04) showed continuous abstinence between weeks 19-26 compared to only 13.0% for the 100 patients receiving placebo. The quit rate of those patients who did not have a high antibody response was not statistically significant from placebo. The trial enrolled a total of 301 heavy smokers who smoked an average of 24 cigarettes per day prior to enrollment. In no case did any of these patients smoke less than 15 cigarettes per day prior to enrollment.

Current drugs for smoking cessation were approved using a four-week continuous quit rate at the end of the treatment period. NicVAX high antibody responder patients showed a high rate of continuous abstinence (31.1%; p=0.006) when assessed for an analogous four-week period between 23-26 weeks after their first vaccination.

This double-blind, placebo-controlled and dose-ranging study tested two antigen doses, 200 mcg and 400 mcg per injection, and two different regimens of administration. The efficacy data trends were both vaccine dose-proportional and antibody level-dependent. In the responder group, antibody levels increased with time and number of doses. Individual patients were tracked on a continual basis and were seen to be more likely to abstain from smoking as their antibody levels rose after vaccination; thus definitively providing proof of concept.

NicVAX was well-tolerated throughout the six months of dosing to date, and showed a favorable adverse events profile with no difference between placebo and each dose group. The most common local reactogenicity events were minor ache and tenderness. Systemic reactogenicity events – such as general discomfort, headache and muscle ache – were mild to moderate in severity, resolved quickly and did not increase with number of injections. Fever and nausea were seen in less than 10% of all patients.

The Phase IIb trial is continuing after all patients received a booster at six months. The study will assess a series of secondary endpoints at 12 months, including abstinence rate, total cigarette consumption, antibody concentration, safety and the degree of nicotine dependency.

“We are very encouraged by the results of this Phase IIb trial of NicVAX. In responders, the study met its primary endpoint and achieved statistical significance – two key milestones in the development of a vaccine for nicotine addiction,” said Dr. Paul Kessler, senior vice president, clinical, medical and regulatory affairs. “With these data, we have clearly established proof of concept for NicVAX and can identify the optimal dose and design for our planned Phase III program.”

“These results definitively enable us to move our NicVAX clinical development program forward and support our ongoing efforts to secure the most suitable clinical and commercial partner,” said Dr. Leslie Hudson, interim president and chief executive officer. “We believe NicVAX is now well positioned to enter Phase III pivotal trials and to secure a strategic partner.”

Phase IIb Trial Data

Nabi will present further data from this trial at the Phacilitate Vaccine Forum on May 30-June 1, 2007 in Munich, Germany and will submit data for the European Society of Cardiology Congress, September 1-5, 2007 in Vienna, Austria. Nabi also will submit this trial’s full 12-month data for scientific presentation at the American Heart Association’s Scientific Sessions on November 4-7, 2007 in Orlando, Florida. More information about Nabi presentations is available at www.nabi.com.

About the Phase IIb Study

The Phase IIb study is a double-blinded, placebo-controlled and dose-ranging study comprised of 301 patients and is designed to establish proof-of-concept and the optimal dose for the Phase III program. This study was designed in collaboration with the U.S. Food and Drug Administration and other global regulatory agencies and incorporates the most current clinical trial standards and prevailing protocol design for smoking cessation studies.

The trial’s primary endpoint is the rate of CO-confirmed, continuous abstinence from smoking during weeks 19-26 after first vaccination. Full evaluation of abstinence at the six month primary end point will include reported cigarette consumption, chemical markers of nicotine in the bloodstream, and behavioral assessment. Secondary endpoints include the abstinence rate at 12 months, total cigarette consumption, antibody levels, safety and nicotine dependency. The efficacy rates in this study incorporate the benefits of other elements of standard of care in smoking cessation programs, including counseling and behavior modification.

How NicVAX is Designed to Work

NicVAX is an innovative and proprietary investigational vaccine being developed by Nabi to treat nicotine addiction and prevent smoking relapse. NicVAX is designed to stimulate the immune system to produce antibodies that bind to nicotine. A nicotine molecule attached to an antibody is too large to cross the blood-brain barrier. Therefore, NicVAX blocks nicotine from reaching its receptors in the brain and prevents the highly-addictive pleasure sensation experienced by smokers and users of nicotine products. Pre-clinical and previous clinical data, as well as the study reported here, show that NicVAX’s ability to block nicotine from reaching the brain could help people quit smoking. Because the body’s immune system can be boosted to produce long-lasting antibodies, Nabi believes NicVAX also could be effective in preventing smoking relapse. Relapse is a significant challenge facing smokers and, with currently-available smoking cessation therapies, relapse rates can be as high as 90% in the first year after a smoker quits.

Development Progress to Date

In September 2005, the company announced that it received a $4.1 million grant from the National Institute of Drug Abuse (NIDA) which is part of the National Institutes of Health. NIDA has also funded, in part, the costs for toxicology testing and earlier clinical trials in the U.S. and contributed scientific and clinical expertise to the program overall. In March, 2006, Nabi Biopharmaceuticals announced that NicVAX had received Fast Track Designation from the FDA, which facilitates the development of products that treat serious diseases where an unmet medical need exists.

Nabi Biopharmaceuticals’ intellectual property portfolio for technology related to NicVAX includes both issued and pending patents in the U.S. In addition, the company holds granted patents in 18 European countries, plus patents and pending patent applications in numerous other countries around the world.

Cigarette Smoking: A Growing Global Health Challenge

Smoking is a global healthcare problem. The World Health Organization (WHO) estimates that there are 1.3 billion smokers worldwide with nearly five million tobacco-related deaths each year. WHO estimates that approximately 70—80 percent of smokers in the U.S. want to quit, but less than five percent of those who try to quit remain free of the habit after one year. It is estimated that smoking accounts for $167 billion in healthcare expenditures and productivity losses each year.(1)

Conference Call

Nabi will host a live webcast today at 4:30 p.m. EDT to discuss the results of its Phase IIb NicVAX trial as well as the company’s first quarter 2007 financial results, which will be announced today after market close. Presentation slides—outlining the trial’s preliminary data analysis - will be available as part of the webcast.

The live webcast can be accessed at http://phx.corporate- ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1523652 or via the Nabi Biopharmaceuticals Web site:http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is (800) 901-5259, conference code 52348815, and the international call-in number is (617) 786-4514, conference code 52348815. An audio replay will be available for U.S./Canada callers at (888) 286-8010, conference code 36684499, and for international callers at (617) 801-6888, conference code 36684499.

An archived version of the webcast will be available at the same Internet address through May 9, 2007. The audio replay also will be available through May 9, 2007. The press release will be available on the company’s Web site: http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has two products on the market today: Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection, which Nabi recently agreed to sell to Bioniche Teoranta – that transaction is expected to close in the second quarter of 2007. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: Hepatitis and transplant, Gram-positive bacterial infections and nicotine addiction. The company recently announced that it intends to form two strategic business units: Nabi Biologics and Nabi Pharmaceuticals. Nabi Biologics will have responsibility for the company’s protein and immunological products and development pipeline, including Nabi-HB. Nabi Pharmaceuticals will have responsibility for the NicVAX® (Nicotine Conjugate Vaccine) and StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) development programs, as well as for the continuing milestone-related clinical development obligations following the sale of PhosLo® (calcium acetate). For more information about these business units and a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about our agreement to sell Aloprim and the expected proceeds from the sale, reorganization of our current business into two new business units, clinical trials and studies, licensure applications, and alliances and partnerships. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and our Gram-positive infections products; obtain successful clinical trial results; generate sufficient cash flow from sales of products or from milestone or royalty payments to fund our development and commercialization activities; attract and maintain the human and financial resources to commercialize current products and bring to market products in development; depend upon third parties to manufacture or fill our products; obtain regulatory approval for our products in the U.S. or other markets, including approval of Nabi-HB Intravenous; realize sales from Nabi-HB due to patient treatment protocols, the number of liver transplants performed in HBV-positive patients and competitive products; achieve market acceptance of our products; expand our sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products; effectively and/or profitability use, or utilize the full capacity of, our vaccine manufacturing facility; manufacture NicVAX or other products in our own vaccine manufacturing facility; comply with reporting and payment obligations under government rebate and pricing programs; raise additional capital on acceptable terms, or at all; and re-pay our outstanding convertible senior notes when due. Many of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission on March 15, 2007.

(1)	American Cancer Society, Cancer Prevention & Early Detection Facts & Figures 2006. Atlanta: American Cancer Society, 2006. Centers for Disease Control and Prevention. Annual smoking – attributable mortality, years of potential life lost, and productivity losses – United States, 1997-2001. MMWR Morb Mortality Weekly Rep. 2005;54(25); 625:628.